Exhibit 99.1

Contact: Charles A. Caswell Chief Financial Officer (704) 688-1112
FOR IMMEDIATE RELEASE
October 23, 2006
First Charter Reports Record Quarterly Earnings
Third Quarter Highlights
•	Record Quarterly Net Income of $12.8 Million; 6% Increase Over 2005 Third Quarter; 11% Increase Over 2006 Linked-Quarter

•	Record Net Interest Income of $33.5 Million; 6% Increase Over Same 2005 Period

•	Commercial Loan Average Balances Grow 15%, or $219 Million

•	Core Deposit Average Balances Grow 11%, or $149 Million, as Money Market Deposits Lead Way

•	Strong Credit Quality Trends Continue; Nonaccrual Loans to Total Loans Fall to Record 23 Basis Points

•	Record Customer Satisfaction Scores; 87% “Very Satisfied” with First Charter

•	Branch Sale and Venture Capital Gains Fund Investment Portfolio Repositioning Late in the Quarter — Net Interest Margin Improvement Expected In Future Quarters

•	Raleigh Market Growth Continues to Exceed Expectations — Loan Balances Top $100 Million
CHARLOTTE, North Carolina — First Charter Corporation (NASDAQ: FCTR) today reported net income of $12.8 million, or $.41 per diluted share, for the third quarter of 2006, compared to $11.5 million, or $.37 per diluted share, for the 2006 second quarter, and $12.1 million, or $.39 per diluted share, for the 2005 third quarter. For the nine months ended September 30, 2006 and 2005, net income was $35.8 million, or $1.14 per diluted share, and $33.6 million, or $1.10 per diluted share, respectively.

President’s Comments
President and CEO Bob James commented, “We were very pleased with the results for the third quarter. We set records in net income, net interest income, several credit quality measures, and perhaps most importantly, customer satisfaction scores. Our performance was driven by strong commercial loan growth, diligent expense control and excellent credit quality.”
Regarding the First Charter growth strategy, James went on to say, “Our de novo Raleigh market entry in late 2005 continues to exceed our expectations with strong loan and deposit growth. Additionally, we are excited to be strategically expanding our franchise into the high-growth Atlanta market through our previously disclosed merger with GBC Bancorp, Inc., the holding company for Gwinnett Banking Company, that is expected to close effective November 1, 2006.”
Record Net Interest Income — Net Interest Margin Expands 41 Basis Points Over 2005
The net interest margin, on a tax-equivalent basis, increased 41 basis points to 3.33% in the third quarter of 2006 from 2.92% in the third quarter of 2005. The margin improvement continues to benefit, in part, from the previously disclosed October 2005 balance sheet repositioning. Net interest income on a tax-equivalent basis increased to $33.5 million, representing a $1.84 million, or 5.8%, increase over the third quarter of 2005.
Compared to the third quarter of 2005, earning-asset yields increased 122 basis points to 6.70%. This increase was driven by two factors. First, loan yields increased 107 basis points to 7.35% and securities yields increased 72 basis points to 4.56%. Second, the mix of higher-yielding (loan) assets improved as a result of the balance sheet repositioning. The percentage of investment security average balances (which, on average, have lower yields than loans) to total earning asset average balances was reduced from 33% to 23% over the past year.
On the liability side of the balance sheet, the cost of interest-bearing liabilities increased 98 basis points compared to the third quarter of 2005. This was comprised of a 107 basis point increase in interest-bearing deposit costs to 3.47%, while other borrowing costs increased 119 basis points to 4.83%. During this period, the Federal Reserve raised the rate that banks can lend funds to each other (the Fed Funds rate) by 200 basis points. Also, as a result of the balance sheet repositioning, the percentage of higher-cost, other borrowings average balances was reduced from 38% to 28% of total interest-bearing liabilities average balances over the past year.
The net interest margin during the third quarter decreased three basis points from 3.36% in the second quarter of 2006. Several factors contributed to the slight margin decline, including a shift in customer preferences toward higher-yielding CDs at the expense of lower-yielding transaction deposits, a more competitive deposit pricing environment, and less consumer loan growth than anticipated.
Compared to the second quarter of 2006, earning-asset yields increased 19 basis points to 6.70%. This increase was driven by an 18 basis point improvement in loan yields and a 19 basis point improvement in securities yields.
On the liability side of the balance sheet, interest-bearing liabilities increased 26 basis points to 3.85%. This was primarily the result of a 22 basis point increase in other borrowing costs as a result of hikes in the Fed Funds rate in both May and June and a 36 basis point increase in interest-bearing deposit costs.

Commercial Lending Leads Loan Growth
Total loan average balances increased $173.5 million, or 6.0%, to $3.1 billion, compared to $2.9 billion for the 2005 third quarter. First Charter continues to achieve strong commercial loan growth, as commercial and construction loans contributed $218.5 million to the increase, growing at a rate of 14.7%, and reflecting robust lending in the Charlotte and Raleigh markets. Consumer loan average balances decreased $1.7 million and mortgage loan average balances decreased $43.3 million, or 6.4%. The decline in mortgage loan balances is due to normal loan amortization and First Charter’s strategy of selling most of its new mortgage production in the secondary market. Cash flow from mortgage loan runoff contributed to financing higher-yielding commercial loans.
Compared to the second quarter of 2006, total loan average balances grew $49.3 million, or 6.5% annualized, on the strength of $62.8 million of commercial and construction loan growth. Consumer loan average balances fell $1.8 million in the quarter, while mortgage loan average balances declined $11.7 million in the quarter as part of the strategy mentioned above.
In late September, First Charter’s previously announced sale of two financial centers was completed. This sale reduced total loan average balances by $0.4 million in the third quarter and period-end loan balances, primarily consumer loans, by $8.1 million. The sale’s impact is included in the comparisons made above.
Strong Core Deposit Growth
Deposit growth, particularly low-cost transaction (or core) deposit growth (money market, demand and savings accounts), continues to be an area of emphasis at First Charter. Core deposit average balances increased $149.1 million, or 10.8%, compared to the third quarter of 2005. The increase was driven by a $104.6 million, or 21.1%, increase in money market average balances, a $24.3 million, or 5.8%, increase in noninterest-bearing demand deposit average balances, and a $20.3 million, or 4.3%, increase in interest checking and savings average balances.
Compared to the second quarter of 2006, core deposit average balances increased $53.6 million, or 14.5% annualized. The growth was primarily concentrated in money market balances. In addition, noninterest-bearing deposit growth also contributed to the core deposit increase.
Retail certificate of deposit (CD) average balances for the third quarter of 2006 grew $109.7 million from the second quarter of 2006 and $23.1 million from the third quarter of 2005. Continued customer preferences for the higher yields offered by CDs relative to other bank deposit products contributed to the increase in CD balances in third quarter of 2006.
The previously mentioned sale of two First Charter financial centers reduced deposit average balances by $2.0 million in the third quarter and by $38.0 million in period-end deposits. Included in the deposits sold were $5.7 million in noninterest bearing demand deposits, $18.1 million in interest checking, money market and savings deposits, and $14.2 million in CDs. The sale’s impact is included in the comparisons made above.

Noninterest Income Increases
Noninterest income for the third quarter of 2006 was $17.9 million, up almost $0.7 million from $17.2 million for the second quarter of 2006 and almost $0.9 million higher than the $17.0 million for the third quarter a year ago. Contributing to the growth over the third quarter of 2005 were increases in wealth management, insurance, and ATM and debit card revenues.
Several unique transactions affected the linked-quarter and year-over-year comparisons. First Charter recognized $3.4 million in SBIC/Venture Capital gains during the 2006 third quarter, versus nominal gains in the comparable quarters. The previously mentioned financial center sale generated $3.1 million in gains, consisting of $2.8 million attributable to the sale of loans and deposits and $0.3 million from property sales. Total property sale gains were approximately $0.4 million in the 2006 third quarter, compared to $0.1 million in the 2006 second quarter, and $0.6 million in the 2005 third quarter.
Given the nature of the gains from the SBIC/Venture Capital portfolio and the financial center sale, management executed several initiatives during the second half of the 2006 third quarter designed to improve future net interest income and the net interest margin, reduce earnings volatility, and moderate interest rate risk. Specifically, First Charter sold $150.8 million in securities from its investment portfolio with an average yield of 3.96% and an average duration of 2.6 years. Losses of $5.9 million were recognized as a result. Proceeds were reinvested in a similar amount of new securities with an expected average life of 1.9 years and an expected average yield of 6.27%. In isolation, based on First Charter’s current asset size and composition, management believes these activities will add approximately 7-8 basis points to First Charter’s net interest margin for the next several years.
Additionally, First Charter restructured $21.5 million of Bank Owned Life Insurance (BOLI) during the third quarter, incurring a $0.3 million charge as a result. The exchange is expected to improve future returns annually by approximately $0.3 million after tax. First Charter also purchased an additional $10.0 million of BOLI in the quarter.
Excluding all these transactions, noninterest income was $17.4 million in the third quarter, $17.1 million in the second quarter, and $16.4 million in the third quarter of 2005.
For the first nine months of 2006, noninterest income was $53.4 million, a $3.2 million improvement compared to $50.2 million for the first nine months of 2005. The previously described unique items similarly affected noninterest income for the nine-month periods. For the first nine months of 2006, securities losses were $5.8 million, versus nominal losses in 2005. Gains of $4.0 million were recognized on the Corporation’s SBIC/Venture Capital portfolio in 2006, compared to losses of $0.2 million in the same nine-month period of 2005. Gains on sales of deposits and loans were $2.8 million in the 2006 period. There were no deposit or loan sales in the comparable 2005 period. Gains on the sales of bank property were $0.6 million in 2006 and $1.3 million in 2005. BOLI income was reduced in 2006 by the $0.3 million restructuring charge, whereas $0.9 million of income was recognized on BOLI claims in the 2005 period. Excluding all these transactions, noninterest income was $52.1 million for the first nine months of 2006, a $3.9 million, or 8.1% increase from $48.2 million in the 2005 period. The improvement was across almost all fee income businesses and included a $1.3 million increase in ATM, debit card, and merchant income as a result of increased transaction volume, a $0.9 million increase in service charges resulting from increased NSF volume, a $0.7 million increase in insurance revenue, a $0.5 million increase in mortgage loan fees, and a $0.2 million increase in wealth management revenue. Brokerage revenue declined by $0.2 million and BOLI income decreased $1.1 million as a result of two death benefit claims in 2005 and the previously mentioned restructuring charge incurred in 2006.
Raleigh Growth Continues to Exceed Expectations
In October 2005 and February 2006, the Corporation expanded into the Raleigh, North Carolina market with the opening of one and three de novo financial centers, respectively.
At September 30, 2006, Raleigh-related loans and deposits totaled $108.1 million and $36.9 million, respectively. This represents a $26.9 million loan balance increase and a $6.9 million deposit balance increase during the third quarter, far exceeding growth expectations.
“Our early experience in Raleigh has validated our belief in the potential of this high-growth market,” James commented. “While it will take us some time to become well-known throughout this market, our Raleigh team is working hard to position First Charter as a strong banking option for individuals and businesses.”
As previously disclosed, the expenses associated with the Raleigh initiative are front-end loaded and will be ahead of revenue during 2006. For the third quarter of 2006, Raleigh-related expenses, including marketing expenses, were $1.2 million, versus revenue and transfer-priced net interest income (net of loan loss provision) of $0.6 million. This negatively impacted diluted EPS by 1.2 cents during the quarter and is an improvement compared with net costs of 2.5 cents in the second quarter. Year-to-date Raleigh-related expenses were $3.7 million, versus transfer-priced revenue of $1.0 million. This negatively impacted diluted EPS by 5.8 cents on a year-to-date basis.
Noninterest Expense Impacted by Raleigh Market Entry and FAS 123R
Noninterest expense for the third quarter of 2006 was $30.4 million, down $1.0 million from $31.4 million for the second quarter of 2006. On a linked-quarter basis, salaries and benefits declined $0.3 million, reflecting reductions in performance-based incentive accruals and the effect of a favorable adjustment to a medical reserve due to revised actuarial assumptions, largely offset by the recognition of approximately $0.3 million of expense from the Corporation’s obligation under separation agreements. Occupancy and equipment declined $0.6 million from the second quarter due to certain fixed assets, primarily at the First Charter Center, becoming fully depreciated. Additional technology enhancements are being placed into service and the associated amortization and depreciation will partially offset this linked-quarter reduction in future periods. Foreclosed property expense declined by $0.4 million between the second and third quarters.
On a year-over-year basis, noninterest expense for the 2006 third quarter increased $1.4 million to $30.4 million compared to the third quarter of 2005. Of this increase, $1.2 million is attributable to expense related to our Raleigh investments. Salaries and employee benefits increased $0.6 million, compared to the third quarter of 2005, principally attributable to the Raleigh investment and FAS 123R expense, but partially offset by reductions in performance-based incentive accruals and the effect of a favorable adjustment to a medical reserve. Occupancy and equipment expense included $0.3 million of incremental Raleigh-related costs. Data processing expense increased $0.2 million on a year-over-year basis due to increased transaction volume. Checking account promotions, along with the Raleigh market entry, contributed to the $0.2 million increase in marketing expense between periods. An increased level of outsourced technology, recruiting, audit and property management services contributed to the $0.4 million rise in professional services expense.
Expensing equity compensation under FAS 123R reduced diluted EPS by 1.1 cents and 3.6 cents in the 2006 third quarter and the nine-month period, respectively. Earnings in 2005 were only minimally affected by restricted stock expense.
For the first nine months of 2006, noninterest expense was $93.3 million, up $6.1 million from $87.2 million from the first nine months of 2005. Of this increase, $3.7 million is attributable to expenses related to the First Charter investments in Raleigh.
Salaries and employee benefits increased $3.7 million compared to the 2005 nine-month period, of which $2.1 million is due to additional personnel in the Raleigh market. Incremental expense associated with equity-based compensation (FAS 123R) totaled $1.4 million, while increased incentive-based compensation contributed $1.0 million toward the increase in salary and employee benefits. These increases were partially offset by a $1.1 million expense associated with a legacy employee benefit plan in the second quarter of 2005, which did not recur in 2006.
Professional services expense rose $0.8 million, reflecting an increase in outsourced services, data processing increased $0.5 million as a result of increased ATM and debit transaction costs, occupancy and equipment expense increased $0.5 million due to additional financial center lease and depreciation costs, of which $0.8 million was related to the additional Raleigh financial centers. These increases were partially offset by certain corporate fixed assets becoming fully depreciated in the quarter and no longer being expensed.
Normalized Income Tax Rate Hurts Year Over Year Comparisons
The effective tax rate for the third quarter of 2006 was 33.0%, compared with 34.3% in the preceding quarter and 26.6% in the third quarter of 2005. For the first nine months of 2006 and 2005, the effective tax rate was 33.7% and 30.5%, respectively. The effective tax rate for the 2006 third quarter and both 2005 periods was lowered by the reduction in previously accrued taxes due to reduced risk on certain tax contingencies. In addition, the effective rates were affected in the 2005 periods by an increase in estimated nontaxable adjustments relative to taxable income.
Solid Credit Quality
Credit quality continues to be very strong, with net charge-offs of .13% of average portfolio loans in the third quarter of 2006, compared to .11% in the prior quarter and .28% in the third quarter of 2005.
Nonperforming assets were $12.7 million at September 30, 2006, representing a $1.0 million decrease from $13.7 million at June 30, 2006 and a $3.2 million decline from $15.9 million at December 31, 2005. Nonperforming assets as a percentage of total portfolio loans and other real estate owned decreased to 0.41% at September 30, 2006, compared to 0.44% at June 30, 2006 and 0.54% at December 31, 2005.
The allowance for loan losses was $29.9 million, or 0.97% as a percentage of portfolio loans at September 30, 2006, a slight increase from 0.96% at June 30, 2006 and a decrease from 1.02% at the same quarter-end a year ago. The provision for loan losses was $1.4 million for the 2006 third quarter, and net charge-offs were $1.0 million for the period. For the same year-ago period, the provision for loan losses was $2.8 million and net charge-offs were $2.0 million. For the first nine months of 2006, the provision for loan losses was $3.8 million, compared with $7.5 million in the year-earlier period. Net charge-offs for the first nine months of 2006 were $2.6 million, compared to $4.6 million in the same period in 2005. The Corporation’s improved credit quality trends led to the lower allowance for loan loss ratio and the reduction in the provision expense.
The Corporation’s provision for loan losses and allowance for loan losses is based on consideration of specific loans, past loan loss experience and other factors that, in management’s judgment, deserve current recognition in estimating probable loan losses. Other factors considered by management include the growth and composition of the loan portfolio and current economic conditions.
Balance Sheet Strength
At September 30, 2006, total assets were $4.4 billion, compared with $4.7 billion a year ago. Shareholders’ equity was $352.6 million, or 8.04% of total assets, compared with $331.0 million and 7.04% a year ago. Tangible common equity as a percentage of tangible assets was 7.58% at September 30, 2006, compared to 7.17% at December 31, 2005, and 6.62% at September 30, 2005. At September 30, 2006, total deposits were $3.0 billion, including core deposits of $1.5 billion.
Conference Call
First Charter Corporation’s executive management will host a conference call at 10:00 a.m. (ET) on Tuesday, October 24, 2006 to discuss the third quarter 2006 financial results. Interested parties may access the conference call by dialing 800-379-3953 (domestic) or 706-679-5254 (international), using the pass code of 7542650. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The earnings release and the conference call slide presentation will also be accessible via the Company’s Web site, www.firstcharter.com, under the Investor Relations section after 6:00 p.m. October 23, 2006. A replay of the conference call will be available from 2:00 p.m. (ET) on October 24, 2006, until midnight (ET) on October 31, 2006. The replay will be accessible by calling 800-642-1687 (domestic) or 706-645-9291 (international), using the pass code of 7542650. An audio replay will also be available on the Company’s Web site under the Investor Relations section for 30 days.
Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.4 billion and is the holding company for First Charter Bank. First Charter operates 56 financial centers, four insurance offices, and 136 ATMs throughout North Carolina. First Charter also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, mortgages, and a full array of employee benefit programs.
For more information about First Charter, visit the Company’s Web site at www.firstcharter.com or call 800-601-8471.

Forward-Looking Statements
This news release contains forward-looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward- looking statements, and which may be beyond the Corporation’s control, include, among others, the following possibilities: (1) projected results in connection with management’s implementation of, or changes in, the Corporation’s business plan and strategic initiatives, including the recent balance sheet initiatives, are lower than expected; (2) competitive pressure among financial services companies increases significantly; (3) costs or difficulties related to the integration of acquisitions, including deposit attrition, customer retention and revenue loss, or expenses in general are greater than expected; (4) general economic conditions, in the markets in which the Corporation does business, are less favorable than expected; (5) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (6) changes in the interest rate environment, or interest rate policies of the Board of Governors of the Federal Reserve System, may reduce interest margins and affect funding sources; (7) changes in market rates and prices may adversely affect the value of financial products; (8) legislation or regulatory requirements or changes thereto, including changes in accounting standards, may adversely affect the businesses in which the Corporation is engaged; (9) regulatory compliance cost increases are greater than expected; (10) the passage of future tax legislation, or any negative regulatory, administrative or judicial position, may adversely impact the Corporation; (11) the Corporation’s competitors may have greater financial resources and may develop products that enable them to compete more successfully in the markets in which it operates; and (12) changes in the securities markets, including changes in interest rates, may adversely affect the Corporation’s ability to raise capital from time to time.

First Charter Corporation
Financial Highlights

	For the Three Months Ended				For the Nine Months Ended
(Dollars in thousands, except per share data)	September 30				September 30
Earnings	2006		2005		2006		2005
Total revenue (1)	$51,391		$48,707		$152,771		$144,872
Net income	12,781		12,052		35,771		33,641
Diluted earnings per share	0.41		0.39		1.14		1.10

Performance Ratios
Return on average assets (2)	1.17%		1.02%		1.12%		0.99%
Return on average equity (2)	14.74		14.57		14.22		13.98
Net interest margin (2)	3.33		2.92		3.36		2.99
Efficiency (3)	53.0		59.4		58.8		60.2

Average Balance Sheet
Portfolio loans, net	$3,070,286		$2,896,794		$3,010,654		$2,743,156
Loans held for sale	8,792		8,160		8,434		6,560
Securities	923,293		1,420,033		919,724		1,473,737
Earning assets	4,013,745		4,331,780		3,948,256		4,230,801
Assets	4,338,371		4,665,301		4,273,277		4,551,516
Core deposits	1,530,843		1,381,697		1,491,124		1,324,053
Deposits	2,970,047		2,812,165		2,849,301		2,707,776
Other borrowings	984,504		1,471,482		1,047,351		1,469,110
Shareholders’ equity	344,073		328,115		336,328		321,711

Asset Quality Ratios
Nonaccrual loans as a percentage of total portfolio loans	0.23%		0.24%
Nonperforming assets as a percentage of total assets	0.29		0.28
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.41		0.45
Net charge-offs as a percentage of average portfolio loans (2)	0.13		0.28		0.12%		0.23%
Ratio of allowance for loan losses to:
Net charge-offs (2)	7.50	x	3.73	x	8.57	x	4.81	x
Nonaccrual loans	4.22		4.21

(1)	Tax-equivalent net interest income plus noninterest income

(2)	Annualized

(3)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net

First Charter Corporation
Quarterly Earnings Release

	As of / For the Nine Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	9/30/06	9/30/05	Amount	Percentage

BALANCE SHEET
ASSETS:
Cash and due from banks	$76,215	$123,489	$(47,274)	(38.3)%
Federal funds sold	33,690	1,997	31,693	1,587.0
Interest-earning bank deposits	2,999	5,885	(2,886)	(49.0)
Securities available for sale	899,120	1,374,163	(475,043)	(34.6)
Loans held for sale	10,923	7,309	3,614	49.4
Loans
Commercial real estate	890,199	795,362	94,837	11.9
Commercial non real estate	225,874	227,762	(1,888)	(0.8)
Construction	623,999	484,911	139,088	28.7
Mortgage (1)	623,271	672,574	(49,303)	(7.3)
Consumer (1)	269,932	246,160	23,772	9.7
Home equity (1)	458,545	503,592	(45,047)	(8.9)

Total loans	3,091,820	2,930,361	161,459	5.5
Less: Unearned income	(37)	(216)	179	(82.9)
Allowance for loan losses	(29,919)	(29,788)	(131)	0.4

Loans, net	3,061,864	2,900,357	161,507	5.6

Premises and equipment, net	106,918	103,925	2,993	2.9
Goodwill and other intangible assets	22,088	21,470	618	2.9
Other assets	170,851	161,127	9,724	6.0

Total assets	$4,384,668	$4,699,722	$(315,054)	(6.7)%

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits
Noninterest-bearing demand	$452,853	$420,531	$32,322	7.7%
Interest checking and savings	495,788	481,293	14,495	3.0
Money market deposits	583,346	580,312	3,034	0.5
Retail certificates of deposit	997,366	938,871	58,495	6.2
Wholesale certificates of deposit	425,501	451,986	(26,485)	(5.9)

Total deposits	2,954,854	2,872,993	81,861	2.8
Other borrowings
Retail	85,902	116,562	(30,660)	(26.3)
Wholesale short-term	258,086	502,821	(244,735)	(48.7)
Wholesale long-term	687,810	819,005	(131,195)	(16.0)

Total other borrowings	1,031,798	1,438,388	(406,590)	(28.3)
Other liabilities	45,442	57,296	(11,854)	(20.7)

Total liabilities	4,032,094	4,368,677	(336,583)	(7.7)

Total shareholders’ equity	352,574	331,045	21,529	6.5

Total liabilities and shareholders’ equity	$4,384,668	$4,699,722	$(315,054)	(6.7)%

SELECTED AVERAGE BALANCES
Portfolio loans, net	$3,010,654	$2,743,156	$267,498	9.8%
Loans held for sale	8,434	6,560	1,874	28.6
Securities	919,724	1,473,737	(554,013)	(37.6)
Earning assets	3,948,256	4,230,801	(282,545)	(6.7)
Assets	4,273,277	4,551,516	(278,239)	(6.1)
Noninterest-bearing demand	427,429	389,410	38,019	9.8
Interest checking and savings	484,753	466,083	18,670	4.0
Money market deposits	578,942	468,560	110,382	23.6
Core deposits	1,491,124	1,324,053	167,071	12.6
Retail certificates of deposit	939,496	981,677	(42,181)	(4.3)
Wholesale certificates of deposit	418,681	402,046	16,635	4.1
Deposits	2,849,301	2,707,776	141,525	5.2
Other borrowings	1,047,351	1,469,110	(421,759)	(28.7)
Interest-bearing liabilities	3,469,223	3,787,476	(318,253)	(8.4)
Shareholders’ equity	336,328	321,711	14,617	4.5

	As of / For the Quarter Ended
	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

MISCELLANEOUS INFORMATION
Common stock prices (daily close)
High	$24.71	$25.38	$25.05	$26.66	$25.73
Low	23.20	23.51	23.28	22.34	22.25
End of period	24.06	24.53	24.70	23.66	24.48
Book value	11.30	10.83	10.77	10.53	10.82
Tangible book value	10.59	10.12	10.07	9.82	10.12
Market capitalization	750,693,245	763,383,927	765,067,507	727,235,906	749,010,521
Weighted average shares — basic	31,056,059	31,058,858	30,859,461	30,678,743	30,575,440
Weighted average shares — diluted	31,426,563	31,339,325	31,153,338	30,678,743	30,891,887
End of period shares outstanding	31,200,883	31,120,421	30,974,393	30,736,936	30,596,835

(1)	At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassifed to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands)	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

BALANCE SHEET
ASSETS
Cash and due from banks	$76,215	$115,557	$95,382	$119,080	$123,489
Federal funds sold	33,690	2,347	2,706	2,474	1,997
Interest-earning bank deposits	2,999	13,432	3,745	3,998	5,885
Securities available for sale	899,120	884,370	900,424	899,111	1,374,163
Loans held for sale	10,923	8,382	8,719	6,447	7,309
Loans
Commercial real estate	890,199	885,981	820,318	780,597	795,362
Commercial non real estate	225,874	220,433	213,338	233,409	227,762
Construction	623,999	584,094	583,288	517,392	484,911
Mortgage (1)	623,271	637,705	650,001	660,720	672,574
Consumer (1)	269,932	261,927	258,482	258,619	246,160
Home equity (1)	458,545	482,206	485,661	495,181	503,592

Total loans	3,091,820	3,072,346	3,011,088	2,945,918	2,930,361
Less: Unearned income	(37)	(58)	(125)	(173)	(216)
Allowance for loan losses	(29,919)	(29,520)	(29,505)	(28,725)	(29,788)

Loans, net	3,061,864	3,042,768	2,981,458	2,917,020	2,900,357

Premises and equipment, net	106,918	107,244	107,298	106,773	103,925
Goodwill and other intangible assets	22,088	22,025	21,746	21,897	21,470
Other assets	170,851	167,149	161,878	155,620	161,127

Total assets	$4,384,668	$4,363,274	$4,283,356	$4,232,420	$4,699,722

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$452,853	$449,732	$422,184	$429,758	$420,531
Interest checking and savings	495,788	508,587	500,392	488,115	481,293
Money market deposits	583,346	611,886	587,516	559,865	580,312
Retail certificates of deposit	997,366	972,395	877,769	916,569	938,871
Wholesale certificates of deposit	425,501	446,202	412,485	405,172	451,986

Total deposits	2,954,854	2,988,802	2,800,346	2,799,479	2,872,993
Other borrowings
Retail	85,902	102,839	121,740	170,094	116,562
Wholesale short-term	258,086	250,041	339,201	340,620	502,821
Wholesale long-term	687,810	642,827	642,843	557,859	819,005

Total other borrowings	1,031,798	995,707	1,103,784	1,068,573	1,438,388
Other liabilities	45,442	41,830	45,599	40,772	57,296

Total liabilities	4,032,094	4,026,339	3,949,729	3,908,824	4,368,677

Total shareholders’ equity	352,574	336,935	333,627	323,596	331,045

Total liabilities and shareholders’ equity	$4,384,668	$4,363,274	$4,283,356	$4,232,420	$4,699,722

SELECTED AVERAGE BALANCES
Portfolio loans, net	$3,070,286	$3,021,005	$2,939,233	$2,924,064	$2,896,794
Loans held for sale	8,792	9,810	6,675	8,131	8,160
Securities	923,293	921,026	914,759	1,028,477	1,420,033
Earning assets	4,013,745	3,960,835	3,868,518	3,969,620	4,331,780
Assets	4,338,371	4,276,335	4,203,273	4,303,821	4,665,301
Noninterest-bearing demand	441,329	427,923	412,720	424,118	417,013
Interest checking and savings	489,562	488,276	476,275	469,594	469,283
Money market deposits	599,952	561,005	575,601	581,324	495,401
Core deposits	1,530,843	1,477,204	1,464,596	1,475,036	1,381,697
Retail certificates of deposit	1,016,415	906,672	894,059	930,395	993,352
Wholesale certificates of deposit	422,789	406,321	426,977	433,135	437,116
Deposits	2,970,047	2,790,197	2,785,632	2,838,566	2,812,165
Other borrowings	984,504	1,108,734	1,049,529	1,099,350	1,471,482
Interest-bearing liabilities	3,513,222	3,471,008	3,422,441	3,513,797	3,866,634
Shareholders’ equity	344,073	335,979	328,763	323,753	328,115

(1)	At the beginning of the third quarter of 2006, approximately $93.9 million of consumer loans secured by real estate were transferred from the consumer loan category to the home equity ($13.5 million) and mortgage ($80.4 million) loan categories to make the balance sheet presentation more consistent with bank regulatory definitions. The balance sheet transfer had no effect on credit reporting, underwriting, reported results of operations, or liquidity. Prior period-end and average loan balances have been reclassifed to conform with the current period presentation.

First Charter Corporation
Quarterly Earnings Release

	For the Three Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	9/30/06	9/30/05	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$67,634	$59,654	$7,980	13.4%
Interest expense	34,127	27,990	6,137	21.9

Tax-equivalent net interest income	33,507	31,664	1,843	5.8
Provision for loan losses	1,405	2,770	(1,365)	(49.3)

Tax-equivalent NII after provision for loan losses	32,102	28,894	3,208	11.1
Noninterest income	17,884	17,043	841	4.9
Noninterest expense	30,368	28,943	1,425	4.9

Income before income taxes and tax-equivalent adjustment	19,618	16,994	2,624	15.4
Tax-equivalent adjustment	549	574	(25)	(4.4)
Income tax expense	6,288	4,368	1,920	44.0

Net income	$12,781	$12,052	$729	6.0%

Effective tax rate	33.0%	26.6%

PER COMMON SHARE
Net income:
Basic	$0.41	$0.39	$0.02	5.1%
Diluted	0.41	0.39	0.02	5.1
Average shares:
Basic	31,056,059	30,575,440
Diluted	31,426,563	30,891,887
Dividends paid	$0.195	$0.190	$0.005	2.6%

PERFORMANCE RATIOS
Return on average assets (1)	1.17%	1.02%
Return on average equity (1)	14.74	14.57
Net interest margin (1)	3.33	2.92
Efficiency (2)	53.0	59.4

	For the Three Months Ended
SELECTED ITEMS INCLUDED IN EARNINGS	9/30/06	9/30/05

Noninterest income
Securities gains (losses), net	$(5,860)	$12
Gain on sale of deposits and loans	2,825	—
Equity method investment gains (losses), net	3,415	29
Property sale gains, net	408	566
Bank owned life insurance	(271)	—
Noninterest expense
Separation agreements	302	—

(1)	Annualized

(2)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net

First Charter Corporation
Quarterly Earnings Release

	For the Nine Months Ended		Increase (Decrease)
(Dollars in thousands, except per share data)	9/30/06	9/30/05	Amount	Percentage

INCOME STATEMENT
Tax-equivalent interest income	$192,184	$167,710	$24,474	14.6%
Interest expense	92,778	73,012	19,766	27.1

Tax-equivalent net interest income	99,406	94,698	4,708	5.0
Provision for loan losses	3,804	7,548	(3,744)	(49.6)

Tax-equivalent NII after provision for loan losses	95,602	87,150	8,452	9.7
Noninterest income	53,365	50,174	3,191	6.4
Noninterest expense	93,316	87,176	6,140	7.0

Income before income taxes and tax-equivalent adjustment	55,651	50,148	5,503	11.0
Tax-equivalent adjustment	1,711	1,744	(33)	(1.9)
Income taxes	18,169	14,763	3,406	23.1

Net income	$35,771	$33,641	$2,130	6.3%

Effective tax rate	33.7%	30.5%

PER COMMON SHARE
Net income:
Basic	$1.16	$1.11	$0.05	4.5%
Diluted	1.14	1.10	0.04	3.6
Average shares:
Basic	30,937,922	30,383,039
Diluted	31,310,939	30,704,138
Dividends paid	$0.575	$0.570	$0.005	0.9%

PERFORMANCE RATIOS
Return on average assets (1)	1.12%	0.99%
Return on average equity (1)	14.22	13.98
Net interest margin (1)	3.36	2.99
Efficiency (2)	58.8	60.2

	For the Nine Months Ended
SELECTED ITEMS INCLUDED IN EARNINGS	9/30/06	9/30/05

Noninterest income
Securities gains (losses), net	$(5,828)	$(19)
Gain on sale of deposits and loans	2,825	—
Equity method investment gains (losses), net	3,971	(203)
Property sale gains, net	596	1,283
Bank owned life insurance	(271)	925
Noninterest expense
Employee benefit plan modification	—	1,079
Separation agreements	302	1,010
Financial management charge	—	166

(1)	Annualized

(2)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net

First Charter Corporation
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands, except per share data)	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

INCOME STATEMENT
Tax-equivalent interest income
Loans	$56,958	$54,167	$50,306	$48,505	$45,941
Securities	10,528	10,054	9,852	10,646	13,660
Other	148	97	75	80	53

Tax-equivalent interest income	67,634	64,318	60,233	59,231	59,654

Interest expense
Deposits	22,131	18,343	16,562	16,245	14,487
Other	11,996	12,752	10,994	10,465	13,503

Total interest expense	34,127	31,095	27,556	26,710	27,990

Tax-equivalent net interest income	33,507	33,223	32,677	32,521	31,664
Provision for loan losses	1,405	880	1,519	1,795	2,770

Tax-equivalent net interest income after provision for loan losses	32,102	32,343	31,158	30,726	28,894

Noninterest income
Service charges on deposits	7,353	7,469	6,698	7,191	7,321
Wealth management	1,492	1,535	1,664	1,366	1,358
Securities gains (losses), net	(5,860)	32	—	(16,671)	12
Gain on sale of deposits and loans	2,825	—	—	—	—
Equity method investment gains (losses), net	3,415	11	545	(68)	29
Mortgage services	902	916	808	789	873
Brokerage services	847	692	711	636	888
Insurance services	2,937	2,857	4,290	2,953	2,796
Bank owned life insurance	722	850	827	859	863
Property sale gains, net	408	107	81	571	566
ATM, debit, and merchant fees	2,182	2,117	1,898	1,810	1,723
Other	661	654	719	603	614

Total noninterest income	17,884	17,240	18,241	39	17,043

Noninterest expense
Salaries and employee benefits	16,532	16,824	17,693	16,217	15,901
Occupancy and equipment	4,272	4,887	4,770	3,395	4,344
Data processing	1,510	1,491	1,453	1,412	1,310
Marketing	1,255	1,196	1,288	1,447	1,076
Postage and supplies	1,223	1,328	1,231	1,172	1,092
Professional services	2,476	2,305	1,950	2,299	2,064
Telephone	570	528	579	578	537
Amortization of intangibles	160	154	150	152	129
Foreclosed properties	21	418	54	55	117
Debt extinguishment expense	—	—	—	6,884	—
Derivative termination costs	—	—	—	7,770	—
Other	2,349	2,305	2,344	2,665	2,373

Total noninterest expense	30,368	31,436	31,512	44,046	28,943

Income (loss) before taxes and tax-equivalent adjustment	19,618	18,147	17,886	(13,281)	16,994
Tax-equivalent adjustment	549	576	586	592	574
Income tax expense (benefit)	6,288	6,025	5,856	(5,543)	4,368

Net income (loss)	$12,781	$11,546	$11,444	$(8,330)	$12,052

PER COMMON SHARE
Net income:
Basic	$0.41	$0.37	$0.37	$(0.27)	$0.39
Diluted	0.41	0.37	0.37	(0.27)	0.39
Dividends paid	0.195	0.19	0.19	0.19	0.19

PERFORMANCE RATIOS
Return on average assets (1)	1.17%	1.08%	1.10%	(0.77)%	1.02%
Return on average equity (1)	14.74	13.78	14.12	(10.21)	14.57
Net interest margin (1)	3.33	3.36	3.40	3.27	2.92
Efficiency (2)	53.0	62.3	61.9	59.7	59.4
Noninterest income as a percentage of total revenue (3)	34.80	34.16	35.82	0.12	34.99
Equity as a percentage of total assets	8.04	7.72	7.79	7.65	7.04
Tangible equity as a percentage of total tangible assets (4)	7.58	7.25	7.32	7.17	6.62
Tier 1 capital (5)	11.24	11.20	11.22	11.20	11.37
Total risk-based capital (5)	12.09	12.04	12.08	12.06	12.25

	As of / For the Quarter Ended
SELECTED ITEMS INCLUDED IN EARNINGS	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

Noninterest income
Securities gains (losses), net	$(5,860)	$32	$—	$(16,671)	$12
Gain on sale of deposits and loans	2,825	—	—	—	—
Equity method investment gains (losses), net	3,415	11	545	(68)	29
Property sale gains, net	408	107	81	571	566
Bank owned life insurance	(271)	—	—	—	—
Noninterest expense
Separation agreements	302	—	—	—	—
Fixed asset adjustment	—	—	—	(1,386)	—
Prepayment costs on borrowings	—	—	—	(6,884)	—
Derivative termination costs	—	—	—	(7,770)	—

(1)	Annualized

(2)	Noninterest expense less debt extinguishment expense and derivative termination costs divided by the sum of tax-equivalent net interest income plus noninterest income less securities gains (losses), net

(3)	Total revenue equals tax-equivalent net income plus noninterest income

(4)	Excludes goodwill and other intangible assets

(5)	Third quarter 2006 regulatory capital ratios are based upon preliminary data

First Charter Corporation
Quarterly Earnings Release

	As of / For the Quarter Ended
(Dollars in thousands)	9/30/06		6/30/06		3/31/06		12/31/05		9/30/05

ASSET QUALITY
Allowance for Loan Losses
Beginning balance	$29,520		$29,505		$28,725		$29,788		$29,032
Provision for loan losses	1,405		880		1,519		1,795		2,770
Charge-offs	(1,307)		(1,135)		(1,229)		(3,021)		(2,197)
Recoveries	301		270		490		163		183

Net charge-offs	(1,006)		(865)		(739)		(2,858)		(2,014)

Ending balance	$29,919		$29,520		$29,505		$28,725		$29,788

Nonperforming Assets
Nonaccrual loans	$7,090		$7,763		$9,211		$10,811		$7,071
Loans 90 days or more past due accruing interest	—		—		—		—		—

Total nonperforming loans	7,090		7,763		9,211		10,811		7,071
Other real estate	5,601		5,902		6,072		5,124		6,079

Nonperforming assets	$12,691		$13,665		$15,283		$15,935		$13,150

Asset Quality Ratios
Nonaccrual loans as a percentage of total portfolio loans	0.23%		0.25%		0.31%		0.37%		0.24%
Nonperforming assets as a percentage of total assets	0.29		0.31		0.36		0.38		0.28
Nonperforming assets as a percentage of total portfolio loans and other real estate	0.41		0.44		0.51		0.54		0.45
Net charge-offs as a percentage of average portfolio loans (1)	0.13		0.11		0.10		0.39		0.28
Allowance for loan losses as a percentage of portfolio loans	0.97		0.96		0.98		0.98		1.02
Ratio of allowance for loan losses to:
Net charge-offs (1)	7.50	x	8.51	x	9.84	x	2.53	x	3.73	x
Nonaccrual loans	4.22		3.80		3.20		2.66		4.21

	As of / For the Nine Months Ended				Increase (Decrease)
	9/30/06		9/30/05		Amount	Percentage

Allowance for Loan Losses
Beginning balance	$28,725		$26,872		$1,853	6.9%
Provision for loan losses	3,804		7,548		(3,744)	(49.6)
Charge-offs	(3,671)		(5,631)		(1,960)	(34.8)
Recoveries	1,061		999		62	6.2

Net charge-offs	(2,610)		(4,632)		(2,022)	(43.7)

Ending balance	$29,919		$29,788		$131	0.4%

Asset Quality Ratios
Net charge-offs as a percentage of average portfolio loans (1)	0.12%		0.23%
Ratio of allowance for loan losses to net charge-offs (1)	8.57	x	4.81	x

	For the Quarter Ended
	9/30/06	6/30/06	3/31/06	12/31/05	9/30/05

YIELDS / RATES (1)
Interest income:
Yield on loans and loans held for sale	7.35%	7.17%	6.91%	6.57%	6.28%
Yield on securities	4.56	4.37	4.31	4.16	3.84

Yield on earning assets	6.70	6.51	6.29	5.93	5.48

Interest expense:
Cost of interest-bearing deposits	3.47	3.11	2.83	2.67	2.40
Other borrowings
Cost of retail borrowings	1.94	2.81	2.44	1.88	1.80
Cost of wholesale borrowings	5.11	4.88	4.50	3.99	3.82

Cost of total borrowings	4.83	4.61	4.25	3.78	3.64

Cost of interest-bearing liabilities	3.85	3.59	3.27	3.02	2.87

Interest rate spread	2.85	2.92	3.02	2.91	2.61

Net yield on earning assets	3.33%	3.36%	3.40%	3.27%	2.92%

(1)	Annualized